UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

For the quarter ending November 30, 2008, National Rural Utilities Cooperative Finance Corporation ("National Rural") expects to record a loss provision ranging from $90 million to $140 million primarily related to loans previously classified as impaired to Innovative Communication Corporation.  The anticipated increase to the loss provision is primarily due to the significant disruptions in the capital markets, which have contributed to a decrease in the fair value of the collateral supporting the impaired loans.  National Rural is continuing to evaluate market data related to the fair value of the collateral supporting impaired loans to this borrower.  National Rural does not anticipate that there will be any new loans classified as impaired at November 30, 2008.

National Rural will report the loss provision for the quarter in the November 30, 2008 Form 10-Q, which will be filed with the Securities and Exchange Commission ("SEC") on or before January 14, 2009.  The loss provision recorded in the November 30, 2008 Form 10-Q may differ from the range provided above as a result of the ongoing evaluation of capital market data and/or the emergence of new data prior to the filing of the Form 10-Q with the SEC.

The increase to the loss provision has no impact on cash flow and thus does not impact National Rural’s ability to service its outstanding debt.  National Rural anticipates that at November 30, 2008, it will be in compliance with the covenants in its financing agreements and it will be adequately reserved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
      Steven L. Lilly
      Senior Vice President and Chief Financial Officer

Dated:  December 2, 2008